EXECUTION VERSION
THIRD AMENDMENT TO FIFTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT
THIS THIRD AMENDMENT TO FIFTH AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of June 1, 2021, is entered into among WESCO RECEIVABLES CORP. (the “Seller”), WESCO DISTRIBUTION, INC. (“WESCO” or the “Servicer”), the Purchasers (each, a “Purchaser”) and Purchaser Agents (each, a “Purchaser Agent”) party hereto, and PNC BANK, NATIONAL ASSOCIATION, as Administrator (the “Administrator”).
RECITALS
1.    The Seller, the Servicer, each Purchaser, each Purchaser Agent and the Administrator are parties to the Fifth Amended and Restated Receivables Purchase Agreement, dated as of June 22, 2020 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Agreement”).
2.    Concurrently herewith, the parties hereto are entering into that certain Ninth Amended and Restated Fee Letter, dated as of the date hereof (the “Restated Fee Letter”).
3.    Concurrently herewith, the parties hereto are entering into that certain Eleventh Amendment to the Lock-Box Schedule Letter Agreement (the “Lock-Box Letter Amendment”).
4.    Concurrently herewith, the Seller, the Servicer, the Administrator and PNC Bank, National Association are entering into that certain Amendment Fourteen to the PNC Lock-Box Agreement (the “PNC Lock-Box Amendment”).
5.    Concurrently herewith, the Servicer, the Seller, the Originators and the Administrator are entering into that certain Amended and Restated EU/UK Risk Retention Letter, dated as of the date hereof (the “EU/UK Risk Retention Letter”, and together with the Restated Fee Letter, the Lock-Box Letter Amendment and the PNC Lock-Box Amendment, collectively, the “Related Agreements”).
6.    The parties hereto desire to amend the Agreement as hereinafter set forth.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Certain Defined Terms. Capitalized terms that are used herein without definition and that are defined in Exhibit I to the Agreement shall have the same meanings herein as therein defined.
2.    Amendments to the Agreement. The Agreement is hereby amended to reflect the marked changes shown on Exhibit A to this Amendment.
3.    Representations and Warranties. The Seller and the Servicer hereby represent and warrant to each of the parties hereto as follows:

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3.1    Representations and Warranties. The representations and warranties contained in Exhibit III of the Agreement, as amended hereby, are true and correct as of the date hereof.
3.2    No Default. Both before and immediately after giving effect to this Amendment and the transactions contemplated hereby, no Termination Event or Unmatured Termination Event exists or shall exist.
4.    Effect of Amendment. All provisions of the Agreement, as expressly amended and modified by this Amendment shall remain in full force and effect. As of and after the date hereof, all references in the Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Agreement other than as set forth herein.
5.    Effectiveness. This Amendment shall become effective as of the date hereof, upon receipt by the Administrator of each of the following:
5.1    counterparts of this Amendment duly executed by each of the other parties hereto;
5.2    counterparts to each of the Related Agreements, duly executed by each of the other parties hereto;
5.3    evidence of payment of the “Closing Fee” (under and as defined in the Restated Fee Letter) owing under the Restated Fee Letter; and
5.4    such other agreements, documents, instruments, UCC financing statements, lien searches, officer’s certificates and opinions listed on Annex A hereto or otherwise as the Administrator may reasonably request prior to the date hereof.
6.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.
7.    Governing Law; Jurisdiction.
7.1    THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
7.2    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AMENDMENT, EACH
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OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AMENDMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.
8.    Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.
WESCO RECEIVABLES CORP.

By:    /s/ Brian M. Begg
Name:    Brian M. Begg
Title:    Treasurer
WESCO DISTRIBUTION, INC.,
as Servicer

By:    /s/ Brian M. Begg
Name:    Brian M. Begg
Title:    Senior Vice President and Treasurer
S-1             Third Amendment to
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PNC BANK, NATIONAL ASSOCIATION,
as a Committed Purchaser

By:    /s/ Imad Naja
Name:     Imad Naja
Title:    Senior Vice President
PNC BANK, NATIONAL ASSOCIATION,
as Purchaser Agent for PNC Bank, National
Association

By:    /s/ Imad Naja
Name:     Imad Naja
Title:    Senior Vice President
PNC BANK, NATIONAL ASSOCIATION,
as Administrator

By:    /s/ Imad Naja
Name:     Imad Naja
Title:    Senior Vice President
S-2             Third Amendment to
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WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Committed Purchaser

By:    /s/ Jonathan Davis
Name:    Jonathan Davis
Title:    Asst Vice President
WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Purchaser Agent for Wells
Fargo Bank, National Association

By:    /s/ Jonathan Davis
Name:    Jonathan Davis
Title:    Asst Vice President
S-3    Third Amendment to
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FIFTH THIRD BANK, NATIONAL
ASSOCIATION,
as Purchaser Agent

By:    /s/ Dylan James
Name:    Dylan James
Title:    Officer
FIFTH THIRD BANK, NATIONAL
ASSOCIATION,
as a Purchaser

By:    /s/ Dylan James
Name:    Dylan James
Title:    Officer
S-4             Third Amendment to
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LIBERTY STREET FUNDING LLC, as a Conduit Purchaser

By:    /s/ Kevin J. Corrigan
Name:    Kevin J. Corrigan
Title:    Vice President
THE BANK OF NOVA SCOTIA, as a Committed Purchaser

By:
Name:
Title:
THE BANK OF NOVA SCOTIA, as Purchaser Agent for The Bank of Nova Scotia and Liberty Street Funding LLC

By:
Name:
Title:
S-5             Third Amendment to
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LIBERTY STREET FUNDING LLC, as a Conduit Purchaser

By:
Name:
Title:
THE BANK OF NOVA SCOTIA, as a Committed Purchaser

By:    /s/ Doug Noe
Name:    Doug Noe
Title:    Managing Director
THE BANK OF NOVA SCOTIA, as Purchaser Agent for The Bank of Nova Scotia and Liberty Street Funding LLC

By:    /s/ Doug Noe
Name:    Doug Noe
Title:    Managing Director
S-5             Third Amendment to
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COMPUTERSHARE TRUST COMPANY OF
CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO-DOMINION BANK, as a Conduit Purchaser

By:    /s/ Luna Mills
Name:    Luna Mills
Title:    Managing Director
THE TORONTO-DOMINION BANK, as
Committed Purchaser

By:    /s/ Luna Mills
Name:    Luna Mills
Title:    Managing Director
THE TORONTO-DOMINION BANK, as
Purchaser Agent for The Toronto Dominion Bank and Reliant Trust

By:    /s/ Luna Mills
Name:    Luna Mills
Title:    Managing Director
S-6             Third Amendment to
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BANK OF AMERICA, NATIONAL
ASSOCIATION, as a Committed Purchaser

By:    /s/ Christopher Haynes
Name:    Christopher Haynes
Title:    Senior Vice President
BANK OF AMERICA, NATIONAL
ASSOCIATION, as a Purchaser Agent for Bank of America, N.A.

By:    /s/ Christopher Haynes
Name:    Christopher Haynes
Title:    Senior Vice President
S-8             Third Amendment to
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CANADIAN IMPERIAL BANK OF COMMERCE,
NEW YORK BRANCH, as a Committed Purchaser

By:    /s/ Robert Castro
Name:    Robert Castro
Title:    Authorized Signatory
CANADIAN IMPERIAL BANK OF COMMERCE,
NEW YORK BRANCH, as a Purchaser Agent for Bank of America, N.A.

By:    /s/ Robert Castro
Name:    Robert Castro
Title:    Authorized Signatory
S-8             Third Amendment to
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HSBC BANK USA, NATIONAL ASSOCIATION,
as a Committed Purchaser

By:    /s/ Chris Helmeci
Name:    Chris Helmeci
Title:    Global Relationship Manager
HSBC SECURITIES (USA) INC., as Purchaser
Agent for HSBC Bank USA, National Association

By:
Name:
Title:
S-9             Third Amendment to
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HSBC BANK USA, NATIONAL ASSOCIATION,
as a Committed Purchaser

By:
Name:
Title:
HSBC SECURITIES (USA) INC., as Purchaser
Agent for HSBC Bank USA, National Association

By:    /s/ Nick Walach
Name:    Nicholas Walach
Title:    Director
S-9             Third Amendment to
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Exhibit A
[attached]
    Exhibit A
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EXECUTION VERSION
~~CONFORMED COPY INCLUDES:~~
EXHIBIT A TO AMENDMENT ~~1,~~3, DATED AS OF ~~DECEMBER 14, 2020 AMENDMENT 2, DATED AS OF MARCH 8,~~JUNE 1, 2021
FIFTH AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
dated as of June 22, 2020
among
WESCO RECEIVABLES CORP.,
as Seller,
WESCO DISTRIBUTION, INC.,
as Servicer,
THE VARIOUS PURCHASER GROUPS FROM TIME TO TIME PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION,
as Administrator

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TABLE OF CONTENTS
Clause
Page

ARTICLE I.	AMOUNTS AND TERMS OF THE PURCHASES	2
Section 1.1	Purchase Facility	2
Section 1.2	Making Purchases	3
Section 1.3	Purchased Interest Computation	6
Section 1.4	Settlement Procedures	6
Section 1.5	Fees	11
Section 1.7	Payments and Computations, Etc	11
Section 1.8	Increased Costs	12
Section 1.8	Requirements of Law	13
Section 1.8	Inability to Determine ~~Euro-Rate or~~ LMIR	14
Section 1.10	Extension of Termination Date	15
Section 1.11	Increase in Commitments	15
Section 1.12	Successor ~~Euro-Rate or LMIR~~USD LIBOR	17
ARTICLE II.	REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS	~~20~~24
Section 2.1	Representations and Warranties; Covenants	~~20~~24
Section 2.2	Termination Events	~~20~~24
ARTICLE III.	INDEMNIFICATION	~~20~~25
Section 3.1	Indemnities by the Seller	~~20~~25
Section 3.2	Indemnities by the Servicer	~~22~~26
ARTICLE IV.	ADMINISTRATION AND COLLECTIONS	~~22~~27
Section 4.1	Appointment of the Servicer	~~22~~27
Section 4.2	Duties of the Servicer	~~23~~27
Section 4.3	Lock-Box Account Arrangements	~~24~~29
Section 4.4	Enforcement Rights	~~25~~29
Section 4.5	Responsibilities of the Seller	~~26~~31
Section 4.6	Servicing Fee	~~26~~30
Section 4.7	LIBOR Notification	31
Section 4.8	Erroneous Payment	31
ARTICLE V.	THE AGENTS	~~27~~32
Section 5.1	Appointment and Authorization	~~27~~32
Section 5.2	Delegation of Duties	~~28~~33
Section 5.3	Exculpatory Provisions	~~28~~34
Section 5.4	Reliance by Agents	~~28~~34
Section 5.5	[Reserved]	~~29~~35
Section 5.6	Notice of Termination Events	~~29~~35
Section 5.7	Non-Reliance on Administrator, Purchaser Agents and Other Purchasers	~~29~~35
Section 5.8	Administrators and Affiliates	~~30~~35
Section 5.9	Indemnification	~~30~~36
Section 5.10	Successor Administrator	~~30~~36
Section 5.11	Benchmark Replacement Notification	~~31~~36
ARTICLE VI.	MISCELLANEOUS	~~31~~37
Section 6.1	Amendments, Etc	~~31~~37
Section 6.2	Notices, Etc	~~32~~37
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TABLE OF CONTENTS
(continued)
Clause
Page

Section 6.3	Successors and Assigns; Participations; Assignments	~~32~~38
Section 6.4	Costs, Expenses and Taxes	~~34~~39
Section 6.5	No Proceedings; Limitation on Payments	~~34~~40
Section 6.6	GOVERNING LAW AND JURISDICTION	~~35~~40
Section 6.7	Execution in Counterparts	~~35~~41
Section 6.8	Survival of Termination	~~35~~41
Section 6.9	WAIVER OF JURY TRIAL	~~35~~41
Section 6.10	Sharing of Recoveries	~~36~~42
Section 6.11	Right of Setoff	~~36~~42
Section 6.12	Entire Agreement	~~36~~42
Section 6.13	Headings	~~36~~42
Section 6.14	Purchaser Groups’ Liabilities	~~36~~42
Section 6.15	Pledge to a Federal Reserve Bank	~~37~~42
Section 6.16	Confidentiality	~~37~~42
Section 6.17	Mutual Negotiations	~~38~~43
Section 6.18	Credit Agreement	~~38~~44
Section 6.19	USA Patriot Act	~~38~~44
Section 6.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~38~~44
Section 6.21	Acknowledgement Regarding ~~an~~yAny Supported QFCs	~~39~~45

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central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest or any portion thereof in respect of which Discount is computed by reference to the ~~Euro-Rate or the LMIR~~applicable Benchmark, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.
(c)    If such increased costs affect the related Affected Person’s portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement.
(d)    Notwithstanding anything to the contrary, for purposes of this Section 1.7, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any Governmental Authority, any central bank of any jurisdiction, comparable agency or other Person, in each case pursuant to, or implementing, the accord know as Basel II or Basel III, are, in the case of each of clause (i) and clause (ii) above, deemed to have been introduced or adopted after the date hereof, regardless of the date enacted, adopted, issued, promulgated or implemented.
(e)    Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Affected Person, as the case may be, notifies the Seller of the occurrence or event giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the occurrence or event giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 1.8.    Requirements of Law.
If any Affected Person reasonably determines that the existence of or compliance with: (a) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (b) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:
(i)    does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Purchased Interest or any portion thereof or in the amount of such Person’s Investment relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of
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Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall pre-tax net income of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof),
(ii)    does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the ~~Euro-Rate, the LMIR~~applicable Benchmark or the Base Rate hereunder, or
(iii)    does or shall impose on such Affected Person any other condition, and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of acting as Administrator or as a Purchaser Agent, or of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Investment, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller and the Administrator certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive and binding for all purposes, absent manifest error; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate; provided, further, however, that notwithstanding anything to the contrary, for purposes of this Section 1.8, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any Governmental Authority, any central bank of any jurisdiction, comparable agency or other Person, in each case pursuant to, or implementing, the accord know as Basel II or Basel III, are, in the case of each of clause (i) and clause (ii) above, deemed to have been introduced or adopted after the date hereof, regardless of the date enacted, adopted, issued, promulgated or implemented.
Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Affected Person, as the case may be, notifies the Seller of the occurrence or event giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the occurrence or event giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
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Section 1.9.    Inability to Determine ~~Euro-Rate or~~ LMIR.
(a)    ~~If~~Subject to Section 1.12, if the Administrator (or any Purchaser Agent) determines before the first day of any Yield Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market (in respect of such Person’s Purchaser Group or otherwise), deposits in dollars (in the relevant amounts for such Yield Period) are not being offered to such Person in the interbank eurodollar market for such Yield Period, or adequate means do not exist for ascertaining ~~the Euro-Rate or the~~ LMIR for such Yield Period, then the Administrator or such Purchaser Agent shall give notice thereof to the Seller. Thereafter, until the Administrator or such Purchaser Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, no Portion of Investment shall be funded by reference to ~~the Euro-Rate or the~~ LMIR and the Discount for any outstanding Portions of Investment then funded by reference to ~~the Euro-Rate or the~~ LMIR shall, on the last day of the then current Yield Period, be converted to the rate determined by reference to the Base Rate.
(b)    ~~If~~Subject to Section 1.12, if, on or before the first day of any Yield Period, the Administrator shall have been notified by any Purchaser, Purchaser Agent or Liquidity Provider that, such Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any Applicable Law, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Person to fund or maintain any Portion of Investment at an interest rate based upon ~~the Euro-Rate or the~~ LMIR, the Administrator shall notify the Seller thereof. Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Investment shall be funded at the rate determined by reference to ~~the Euro-Rate or the~~ LMIR and (b) the Discount for any such outstanding Portions of Investment shall be converted to a rate determined by reference to the Base Rate either on the last day of the then current Yield Period if such Person may lawfully continue to maintain such Portion of Investment by reference to ~~the Euro-Rate or the~~ LMIR to such day, or immediately, if such Person may not lawfully continue to maintain such Portion of Investment by reference to ~~the Euro-Rate or the~~ LMIR to such day.
Section 1.10. Extension of Termination Date. The Seller may advise the Administrator and each Committed Purchaser in writing of its desire to extend the Scheduled Commitment Termination Date with respect to such Purchaser; provided that such request is made not more than one-hundred twenty (120) days prior to, and not less than sixty (60) days prior to, the then current Scheduled Commitment Termination Date with respect to such Purchaser. In the event that the applicable Purchaser is agreeable to such extension, the Administrator shall so notify the Seller in writing (it being understood that the Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than 30 days prior to its then current Scheduled Commitment Termination Date and the Seller, the Administrator, the Purchaser Agents and the Purchasers shall enter into such documents as the Purchasers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Purchasers, the Administrator and the Purchaser Agents in connection therewith
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(including reasonable Attorney Costs) shall be paid by the Seller. In the event a Purchaser declines the request for such extension, the Administrator shall so notify the Seller and each Purchaser Agent of such determination; provided, however, that the failure of the Administrator to notify the Seller of the determination to decline such extension shall not affect the understanding and agreement that the Purchaser shall be deemed to have refused to grant the requested extension in the event the Administrator fails to affirmatively notify the Seller, in writing, of their agreement to accept the requested extension.
Section 1.11.    Increase in Commitments.
(a)    Requests for Increase. So long as no Termination Event or Unmatured Termination Event has occurred and is continuing, upon notice to the Administrator and each Purchaser Agent, the Servicer (on behalf of the Seller) may from time to time (i) request an increase in the Commitment with respect to any existing Committed Purchaser (with the consent of the Administrator) or (ii) request that additional Persons be added as Committed Purchasers subject to the provisions of Section 1.2(e), in each case at any time following the Closing Date and prior to the Facility Termination Date (it being understood and agreed that, for the avoidance of doubt, at no time shall the aggregate of all Commitments exceed $~~1,400,000,000~~1,500,000,000); provided, that each request for an increase or addition of a Person pursuant to Section 1.2(e) shall be in a minimum amount of $10,000,000 and increments of $5,000,000 above such minimum amount. At the time of sending such notice with respect to any existing Committed Purchaser, the Servicer (in consultation with the Administrator and the Purchaser Agent related to such Committed Purchaser) shall specify the time period within which such Committed Purchaser and the Administrator are requested to respond to the Servicer’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrator and such Committed Purchaser and its related Purchaser Agent). For the avoidance of doubt, any increase in the Commitment of any Committed Purchaser is at the sole discretion of such Committed Purchaser.
(b)    Elections to Increase. In respect of any existing Committed Purchaser, each of such Committed Purchaser being asked to increase its Commitment and the Administrator shall notify the Seller and the Servicer within the applicable time period whether or not such Person agrees, in its respective sole discretion, to the increase to such Committed Purchaser’s Commitment. Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Committed Purchaser’s Commitment. For the avoidance of doubt, only the consent of the Committed Purchaser then being asked to increase its Commitment and the Administrator shall be required in order to approve any such request.
(c)    Effective Date. If the Commitment of any existing Committed Purchaser is increased in accordance with this Section 1.11, the Administrator and the Purchaser Agent for such Committed Purchaser shall determine the effective date with respect to such increase (such date, the “Commitment Increase Effective Date”).
(d)    Notification by the Administrator. The Administrator shall notify each Purchaser Agent, the Seller and the Servicer of the Administrator’s and such Committed
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Purchaser’s response to each request made hereunder, the amount of such increase (if any) and the related Commitment Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to each such increase, the Servicer shall deliver to the Administrator and each Purchaser Agent, a certificate of the Secretary or Assistant Secretary of each of the Seller and the Servicer, dated as of the Commitment Increase Effective Date, (i) certifying and attaching (x) the resolutions of the Board of Directors of such Person adopted by such Board of Directors approving or consenting to such Commitment increase and authorizing the execution, delivery and performance by such Person of the amendment to this Agreement contemplated in Section 1.11(c), as applicable (it being understood that such resolutions may be dated as of a date prior to the Commitment Increase Effective Date), and (y) all documents evidencing all other necessary corporate action and governmental approvals, if any, with respect to such Commitment increase and such amendment to this Agreement (it being understood that such documents may be dated as of a date prior to the Commitment Increase Effective Date) and (ii) certifying that, before and after giving effect to such increase, (x) the representations and warranties of such Person contained in Exhibit III are true and correct as of the Commitment Increase Effective Date and (y) no Termination Event or Unmatured Termination Event exists or shall exist.
(f)    Conflicting Provisions. This Section 1.11 shall supersede any provisions in Section 6.1 to the contrary.
Section 1.12.    Successor ~~Euro-Rate or LMIR~~USD LIBOR.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if ~~the Administrator determines that~~ a Benchmark Transition Event or an Early Opt-in ~~Event has occurred with respect to Euro-Rate or LMIR, the Administrator and the Seller may amend this Agreement to replace Euro-Rate or LMIR, as applicable, with a Benchmark Replacement; and any such amendment will become effective at~~Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the ~~Administrator has provided such proposed amendment to all Purchasers,~~date notice of such Benchmark Replacement is provided to the Purchaser Agents and Seller without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrator has not received, by such time, written notice of objection to such ~~amendment from Purchaserscompromising~~Benchmark Replacement from Purchaser Agents comprising the Majority
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Purchasers. ~~Until the Benchmark Replacement with respect to Euro-Rate or LMIR, as applicable, is effective, each advance, conversion and renewal of an Investment bearing interest by reference to Euro-Rate or LMIR, as applicable, will continue to bear interest with reference to Euro-Rate or LMIR (as the case may be); provided, however, that during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of an Investment bearing interest by reference to Euro-Rate or LMIR that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of the Base Rate with respect to such Investment, and such Investment shall bear interest by reference to the Base Rate (rather than by reference to Euro-Rate or LMIR), (ii) all outstanding Investments bearing interest by reference to Euro-Rate or LMIR shall automatically be converted to bear interest by reference to the Base Rate at the expiration of the existing Yield Period (or sooner, if Administrator cannot continue to lawfully maintain such affected Investment bearing interest by reference to Euro-Rate or LMIR, as applicable) and (iii) the component of the Base Rate based upon LMIR will not be used in any determination of the Base Rate. (b)~~
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrator will have the right, in consultation with the Seller, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrator
will promptly notify the Seller and the ~~Purchasers of (i~~Purchaser Agents of (i) any occurrence of a Benchmark Transition Event , a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (~~ii~~iii) the effectiveness of any Benchmark Replacement Conforming Changes ~~and (iii~~, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrator or ~~the Purchasers~~, if applicable, any Purchaser Agent (or group of Purchaser Agents) pursuant to this Section 1.12 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 1.12.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrator in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information
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announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrator may modify the definition of “Yield Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrator may modify the definition of “Yield Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any Purchase Notice delivered pursuant to Section 1.2 (if the Purchase Date has not yet occurred) or the Seller will be deemed to have requested a Purchase with Discount calculated at the Base Rate. Notwithstanding anything to the contrary set forth herein, during the Benchmark Unavailability Period, Discount on the outstanding Investment shall be determined based on the Base Rate.
(f)    Secondary Term SOFR Conversion. Notwithstanding anything to the contrary herein or in any other Transaction Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; and (ii) Investments outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Investments bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (f) shall not be effective unless the Administrator has delivered to the Purchaser Agents and the Seller a Term SOFR Notice.
(g)    ~~(d)~~ Certain Defined Terms. As used in this Section 1.12:
~~(i)    “Benchmark Replacement” means~~ “Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Yield Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Yield Period” pursuant to paragraph (d) of this Section 1.12, or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date. For the avoidance of doubt, the Available Tenor for LMIR is one month.
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    “Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraphs (a) or (f) of this Section 1.12.
    “Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrator for the applicable Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrator and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~ as a replacement ~~to Euro-Rate or LMIR~~ for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, ~~if the Benchmark Replacement as so determined would be less than zero~~in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrator in its reasonable discretion and after consultation with the Seller; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be ~~zero~~the Floor for the purposes of this Agreement~~.~~ and the other Transaction Documents.
~~(ii)~~    “Benchmark Replacement Adjustment” means, with respect to any replacement of ~~Euro-Rate or LMIR with an alternate benchmark rate for each applicable Yield Period,~~ the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrator:
a.    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the
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Reference Time such Benchmark Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
b.    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrator and the Seller ~~(a)~~for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~Euro-Rate or LMIR, as applicable,~~such Benchmark with the applicable Unadjusted Benchmark Replacement ~~(excluding such spread adjustment)~~ by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for ~~such~~the replacement of ~~Euro-Rate or LMIR~~such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated ~~credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from Euro-Rate or LMIR, as applicable, to the Benchmark Replacement and (ii) yield- or risk-based differences between Euro-Rate or LMIR and the Benchmark Replacement.~~syndicated credit facilities;
provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrator in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.
~~(iii)~~    “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Yield Period,” timing and frequency of determining rates and making payments of Discount ~~and other~~, timing of purchase requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrator decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the
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Administrator in a manner substantially consistent with market practice (or, if the Administrator decides that adoption of any portion of such market practice is not administratively feasible or if the Administrator determines that no market practice for the administration of ~~the~~such Benchmark Replacement exists, in such other manner of administration as the Administrator decides is reasonably necessary in connection with the administration of this Agreement~~).~~ and the other Transaction Documents).
~~(iv)~~    “Benchmark Replacement Date” means the ~~earlier~~earliest to occur of the following events with respect to ~~Euro-Rate or LMIR~~the then-current Benchmark:
(1)    ~~(A)~~ in the case of clause (~~A~~1) or (~~B~~2) of the definition of “Benchmark Transition Event,” the later of (~~x~~a) the date of the public statement or publication of information referenced therein and (~~y~~b) the date on which the administrator of ~~the London Interbank Offered Rate for interbank depositors in Dollars (“USD LIBOR”~~such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~USD LIBOR; or~~ all Available Tenors of such Benchmark (or such component thereof);
(2)    ~~(B)~~ in the case of clause (~~C~~3) of the definition of “Benchmark Transition Event,” the date determined by the Administrator, which date shall promptly follow the date of the public statement or publication of information referenced therein.;
(3)    in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Purchaser Agents and the Seller pursuant to this Section 1.12, which date shall be at least 30 days from the date of the Term SOFR Notice; or
(4)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Purchasers, so long as the Administrator has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Purchaser Agents, written notice of objection to such Early Opt-in Election from Purchaser Agents comprising the Majority Purchasers.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
~~(v)~~    “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to ~~Euro-Rate or LMIR~~the then-current Benchmark:
(1)    ~~(A)~~ a public statement or publication of information by or on behalf of the administrator of ~~USD LIBOR~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~USD~~

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    ~~LIBOR~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~USD LIBOR~~any Available Tenor of such Benchmark (or such component thereof);
(2)    ~~(B)~~ a public statement or publication of information by ~~a Governmental Authority~~an Official Body having jurisdiction over the Administrator, the regulatory supervisor for the administrator of ~~USD LIBOR, the U.S.~~such Benchmark (or the published component used in the calculation thereof), the Federal Reserve ~~System~~Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for ~~USD LIBOR~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~USD LIBOR~~such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~USD LIBOR~~such Benchmark (or such component), which states that the administrator of ~~USD LIBOR~~such Benchmark (or such component) has ceased or will cease to provide ~~USD LIBOR~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~USD LIBOR; or~~any Available Tenor of such Benchmark (or such component thereof); or
(3)    ~~(C)~~ a public statement or publication of information by the regulatory supervisor for the administrator of ~~USD LIBOR or a Governmental Authority~~such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrator announcing that ~~USD LIBOR is~~all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
~~(vi)~~    “Benchmark Unavailability Period” means~~, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Euro-Rate or LMIR and solely to the extent that Euro-Rate or LMIR (as the case may be) has not been replaced with a Benchmark Replacement,~~ the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced ~~Euro-Rate or LMIR (as the case may be)~~ the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 1.12 and (y) ending at the time that a Benchmark Replacement has replaced ~~Euro-Rate or LMIR (as the case may be~~)the then-current Benchmark for all purposes hereunder ~~pursuant to~~and under any Transaction Document in accordance with this Section 1.12.
~~(vii)    “Early Opt-in Event” means a determination by the Administrator that U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 1.12, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace USD LIBOR.~~
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    “Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
    “Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrator in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrator decides that any such convention is not administratively feasible for the Administrator, then the Administrator may establish another convention in its reasonable discretion.
    “Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:
(1)    a notification by the Administrator to (or the request by the Seller to the Administrator to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrator and the Seller to trigger a fallback from USD LIBOR and the provision by the Administrator of written notice of such election to the Purchasers.
    “Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR, or, if no floor is specified, zero.
    “ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
    “Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
    “Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London
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banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrator in its reasonable discretion.
~~(viii)~~    “Relevant Governmental Body” means the Federal Reserve Board ~~and/~~or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board ~~and/~~or the Federal Reserve Bank of New York, or any successor thereto.
    “SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
    “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
    “SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
    “Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
    “Term SOFR Notice” means a notification by the Administrator to the Purchasers and the Seller of the occurrence of a Term SOFR Transition Event.
    “Term SOFR Transition Event” means the determination by the Administrator that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrator and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section titled “Benchmark Replacement Setting” that is not Term SOFR.
    “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
    “USD LIBOR” means the London interbank offered rate for U.S. dollars, which is determined herein pursuant to the definition of “LMIR” (and for the avoidance of doubt, all references in this Agreement to either “USD LIBOR” or “LMIR” shall equally apply to the other term).
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power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, after the occurrence of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
Section 4.5.    Responsibilities of the Seller.
(a)    Anything herein to the contrary notwithstanding, the Seller shall: (i)
perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator, the Purchaser Agents or the Purchasers of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Administrator, the Purchaser Agents or any of the Purchasers shall not have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, Servicer, WESCO or the Originators thereunder.
(b)    WESCO hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, WESCO shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that WESCO conducted such data-processing functions while it acted as the Servicer.
Section 4.6.    Servicing Fee.
(a)    Subject to clause (b), the Seller shall pay to the Servicer a fee (the
“Servicing Fee”) for the provision of all services relating to the collection and administration of the Pool Receivables and related cash management activities, which services shall be performed by employees of the Servicer. The Servicing Fee shall be equal to 1.0% per annum of the aggregate Outstanding Balance of the Pool Receivables as of the last day of the prior month. Such fee shall be paid through (x) the Servicer’s retention of amounts representing the Seller’s Share and the Purchaser Group’s Ratable Share of the Servicing Fee, and (y) otherwise, the distributions contemplated by Section 1.4(d).
(b)    If the Servicer ceases to be WESCO or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.
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Section 4.7.    LIBOR Notification. Section 1.12 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrator does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “USD LIBOR” or with respect to any alternative or successor rate thereto, or replacement rate therefor.
Section 4.8.    Erroneous Payment.
(a)    Each Purchaser hereby agrees that (i) if the Administrator notifies such Purchaser that the Administrator has determined in its sole discretion that any funds received by such Purchaser from the Administrator or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Purchaser (whether or not known to such Purchaser (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise); individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Purchaser shall promptly, but in no event later than one Business Day thereafter, return to the Administrator the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Purchaser to the date such amount is repaid to the Administrator in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrator in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) such Purchaser shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrator for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrator to any Purchaser under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Purchaser hereby further agrees that if it receives an Erroneous Payment from the Administrator (or any of its Affiliates) (i) that is in an amount different than (other than a de minimis difference), or on a different date from, that specified in a notice of payment sent by the Administrator (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), or (ii) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice that, in each such case, an error has been made with respect to such Erroneous Payment. Each Purchaser further agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Purchaser shall promptly notify the Administrator of such occurrence and, upon demand from the Administrator, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrator the amount of any such Erroneous Payment (or portion thereof) that was received by such Purchaser to the date such amount is repaid to the Administrator in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrator in accordance with banking industry rules on interbank compensation from time to time in effect.
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(c)    The Seller and each other Purchaser hereby agree that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Purchaser that has received such Erroneous Payment (or portion thereof) for any reason, the Administrator shall be subrogated to all the rights of such Purchaser with respect to such amount and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Seller, any Originator or the Servicer, except that in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrator from the Seller, any Originator or the Servicer for the purpose of making such Erroneous Payment.
(d)    Each party’s obligations under this Section 4.8 shall survive the resignation or replacement of the Administrator or any transfer of rights or obligations by, or the replacement of, a Purchaser, the termination of the Commitments or the repayment, satisfaction or discharge of all Seller’s obligations (or any portion thereof) under any Transaction Document.
ARTICLE V.
THE AGENTS
Section 5.1.    Appointment and Authorization.
(a)    Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints PNC Bank, National Association as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto. The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest. The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator. The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provision of any Transaction Document or Applicable Law.
(b)    Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such
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negligence or willful misconduct of the Administrator or such Person as finally determined by a court of competent jurisdiction); provided, that in the case of each Purchaser that is a Conduit Purchaser, such indemnity shall be provided solely by the Committed Purchaser in such Conduit Purchaser’s Purchaser Group.
Section 5.10.    Successor Administrator.
(a)    The Administrator may, upon at least five (5) days’ notice to the Seller and each Purchaser and Purchaser Agent, resign as Administrator. Except as provided below, such resignation shall not become effective until a successor agent is appointed by the Majority Purchasers and has accepted such appointment. If no successor Administrator shall have been so appointed by the Majority Purchasers, within thirty (30) days after the departing Administrator’s giving of notice of resignation, the departing Administrator may appoint a successor Administrator as successor Administrator. If no successor Administrator shall have been so appointed by the Majority Purchasers within sixty (60) days after the departing Administrator’s giving of notice of resignation, the departing Administrator may petition a court of competent jurisdiction to appoint a successor Administrator.
(b)    Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.
Section 5.11.    Benchmark Replacement Notification. Section 1.12 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that ~~Euro Rate or LMIR~~USD LIBOR is no longer available or in certain other circumstances. The Administrator does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “~~LMIR” or “Euro Rate~~USD LIBOR” or with respect to any alternative or successor rate thereto, or replacement rate therefor.
ARTICLE VI.
MISCELLANEOUS
Section 6.1.    Amendments, Etc.    No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator and each of the Majority Purchasers, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment or waiver shall, without the consent of each affected Purchaser, (A) extend the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Discount, (C) reduce any fees payable to the Administrator, any Purchaser Agent or any
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Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    ~~(a)~~    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Purchaser or Agent shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    ~~(b)~~    As used in this Section 6.21, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
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“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York or Pittsburgh, Pennsylvania, and (b) if this definition of “Business Day” is utilized in connection with ~~the Euro-Rate or the~~ LMIR, dealings are carried out in the London interbank market.
“Certificate of Beneficial Ownership” means, for the Seller, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Change in Control” means (i) Holdings ceases to own, directly or indirectly, 100% of the capital stock of WESCO or (ii) WESCO ceases to own, directly or indirectly (including through one or more of its Subsidiaries), (a) 100% of the capital stock of the Seller free and clear of all Adverse Claims or (b) a majority of the capital stock of any Originator, in the case of each of (i) and (ii)(b) above, free and clear of all Adverse Claims other than the pledges or grants of security interest by WESCO or one or more of its Subsidiaries to (x) Barclays Bank PLC or any other Person that assumes its obligations under the Intercreditor Agreement, as agent for itself and various lenders pursuant to one or more pledge agreements and security agreements as required under the Credit Agreement as such pledge agreements or security agreements may be amended, restated, supplemented or otherwise modified from time to time and (y) such other lenders to WESCO and its Subsidiaries so long as such lenders enter into an intercreditor agreement in form and substance reasonably satisfactory to the to the Administrator (it being agreed that the Intercreditor Agreement is a form reasonably satisfactory to the Administrator).
“CIBC” means Canadian Imperial Bank of Commerce, New York Branch.
“Closing Date” means June 22, 2020.
“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, WESCO, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all amounts deemed to have been received pursuant to Section 1.4(e) of this Agreement and (c) all other proceeds of such Pool Receivable.
“Commitment” means, with respect to each Committed Purchaser, the maximum amount which such Purchaser is obligated to pay hereunder on account of any Purchase, as set forth below its name on Schedule VI hereto to this Agreement or in the Assumption Agreement or any similar document pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.3(c) or in connection with a change in the Purchase Limit pursuant to Section 1.1(b) or Section 1.11.
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“Dilution Volatility Component” means, for any calendar month, the product of (a) the difference of (i) the highest three-month rolling average Dilution Ratio during the twelve most recent calendar months (the “Highest 3-Month Rolling Average Dilution Ratio”) minus (ii) the Adjusted Dilution Ratio for such calendar month, multiplied by (b) a fraction (i) the numerator of which is the Highest 3-Month Rolling Average Dilution Ratio during the twelve most recent calendar months and (ii) the denominator of which is the Adjusted Dilution Ratio for such calendar month.
“Discount” means with respect to any Purchaser:
I x AYR/Year
where:

AYR	=	the “Alternate Yield Rate” as defined herein, for such Portion of Investment for such day with respect to such Purchaser,
I	=	the Investment with respect to such Portion of Investment on such day or during such Yield Period, as applicable, with respect to such Purchaser,
ED	=	the actual number of days during such Yield Period, and
Year	=	if such Portion of Investment is funded based upon: (i) ~~the Euro-Rate or the~~ LMIR, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable.
provided, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by Applicable Law; and provided further, that Discount for any Portion of Investment shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason. In addition to the foregoing, any interest accrued and payable by the Seller to the Administrator pursuant to Section 1.2(b)(ii) shall constitute “Discount” payable to the Administrator hereunder for all purposes.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
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the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).
“Erroneous Payment” has the meaning assigned to it in Section 4.8(a).
“Erroneous Payment Notice” has the meaning assigned to it in Section 4.8(a).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EU ~~Risk Retention Letter” means the EU Risk Retention Agreement, dated as of the date hereof, between WESCO, the Seller, the Originators and the Administrator, as the same may be amended or modified in accordance with its terms and the terms hereof~~.Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardized securitisation, and amending certain other European Union Directives and Regulations, as amended.
“EU Securitisation Regulation Rules” means the EU Securitisation Regulation, together with all relevant implementing regulations in relation thereto, all regulatory technical standards and implementing technical standards in relation thereto or applicable in relation thereto pursuant to any transitional arrangements made pursuant to the EU Securitisation Regulation and, in each case, any relevant guidance published in relation thereto by the European Banking Authority, the European Securities and Markets Authority and the European Insurance and Occupational Pensions Authority (or in each case, any predecessor or any other applicable regulatory authority) or by the European Commission, in each case, as amended and in effect from time to time.
“EU/UK Risk Retention Letter” means the EU/UK risk retention letter, dated as of June 1, 2021, between WESCO, the Seller, the Originators and the Administrator, as the same may be amended or modified in accordance with its terms and the terms hereof.
“~~Euro-Rate” means with respect to any Yield Period, the greater of (a) 0.50% and (b) the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the applicable Purchaser Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Yield Period for an amount comparable to the Portion of Investment to be funded at the Alternate Yield Rate determined by reference to the Euro-Rate during such Yield Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:~~EUWA” means the European Union (Withdrawal) Act 2018, as amended.
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~~Euro-Rate =~~	~~Average of London interbank offered rates as reported on the Reuters Screen LIBOR01 Page or appropriate successor~~
~~1.00 - Euro-Rate Reserve Percentage~~
~~where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Portion of Investment funded at the Alternate Yield Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The applicable Purchaser Agent shall give prompt notice to the Administrator and the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).~~
“Event of Bankruptcy” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person or any composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the U.S. Bankruptcy Code.
“Exception Account” means (i) each account identified as such in the Lock-Box Schedule Letter Agreement and (ii) the Anixter Originator Accounts; provided, however, that no “Exception Account” may be added to the Lock-Box Schedule Letter Agreement without the prior written consent of the Administrator in its sole discretion; provided, further, that such account shall cease to be an Exception Account upon the satisfaction of the following conditions: (x) such account is maintained in the name of the Seller and (y) the Seller, the Servicer, the Administrator and the related Lock-Box Bank have entered into a Lock-Box Agreement with respect to such account, in form and substance reasonably satisfactory to the Administrator.
“Exception Account Conditions” means (a) with respect to the Frost Bank Lock-Box Account, the Frost Bank Conditions, (b) with respect to the Anixter Originator Accounts, the Anixter Originator Account Conditions and (c) with respect to each other Exception Account, (i) the amount of Collections received in (A) such Exception Account during each calendar month does not exceed $10,000,000 (or such other amounts agreed to in writing by the Administrator, provided, however that such higher amount shall not exceed $20,000,000 unless agreed to in writing by the Majority Purchasers) and (B) all such Exception Accounts under this clause (c), in the aggregate, during each calendar month does not exceed $15,000,000 (or such other amounts agreed to in writing by the Administrator, provided, however that such higher amount shall not exceed $30,000,000 unless agreed to in writing by the Majority Purchasers), (ii) no Termination Event has occurred and is continuing and (iii) all Collections received in such Exception Account
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“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.
“Investment” means with respect to any Purchaser the amount paid to the Seller by such Purchaser pursuant to this Agreement as reduced from time to time by Collections distributed and applied on account of such Investment pursuant to Section 1.4(d) of this Agreement; provided, that if such Investment shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Investment shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
“Joinder Conditions” means (i) such proposed additional Subject Originator shall have delivered to the Administrator each of the documents with respect to such Originator described in Section 4.1 of the Sale Agreement, in each case in form and substance reasonably satisfactory to the Administrator (it being agreed that the forms previously delivered to the Administrator are satisfactory), (ii) the aggregate Outstanding Balance of all Receivables of such Subject Originator plus the aggregate Outstanding Balance of all Receivables of each other Subject Originator joined to the Sale Agreement pursuant to an amendment not consented to by the Majority Purchasers during such calendar year do not exceed 15.0% of the aggregate Outstanding Balance of all Receivables then in the Receivables Pool, (iii) no Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event shall have occurred and be continuing and (iv) no Termination Event or an Unmatured Termination Event shall have occurred and be continuing.
“LCR Security” means any commercial paper or security (other than equity securities issued to WESCO or any Originator that is a consolidated subsidiary of WESCO under GAAP) within the meaning of Paragraph .32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).
“Liberty Street” means Liberty Street Funding LLC.
“Liquidity Agent” means each of the banks acting or other Persons as agent for the various Liquidity Banks under each Liquidity Agreement.
“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Purchases.
“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.
“LMIR” means, for any day, the greater of (a) ~~0.50~~0.00% and (b) the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any
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“Original Agreement” has the meaning set forth in the preliminary statements of this Agreement.
“Originator” has the meaning set forth in the Sale Agreement.
“Originator Assignment Certificate” means each assignment, in substantially the form of Exhibit C to the Sale Agreement, evidencing Seller’s ownership of the Receivables generated by Originator, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Sale Agreement.
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrator for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrator at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than ~~0.50~~0.00%, then such rate shall be deemed to be ~~0.50~~0.00%. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.
“Payment Date” has the meaning set forth in Section 2.1 of the Sale Agreement.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“PNC” means PNC Bank, National Association.
“Pool Assets” has the meaning set forth in Section 1.2(d) of this Agreement.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Portion of Investment” means, with respect to any Purchaser and its related Investment, the portion of such Investment being funded or maintained by such Purchaser by reference to a particular interest rate basis.
“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or
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more surety bonds for which the such Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by such Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the Administrator).
“Program Support Provider” means and includes with respect to each Conduit Purchaser any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.
“Purchase” is defined in Section 1.1(a).
“Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale Agreement.
“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Sale Agreement.
“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Sale Agreement.
“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Sale Agreement.
“Purchase Date” means the date of which a Purchase or a reinvestment is made pursuant to this Agreement.
“Purchase Facility” has the meaning set forth in Section 1.1 of the Sale Agreement.
“Purchase Limit” means, at any time, the aggregate of all Group Commitments (which, on the Closing Date, shall be $~~1,200,000,000~~1,300,000,000), as such amount may be reduced pursuant to Section 1.1(b) of this Agreement or increased pursuant to Section 1.11 of this Agreement. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Aggregate Investment.
“Purchase Price” has the meaning set forth in Section 2.1 of the Sale Agreement.
“Purchase Report” has the meaning set forth in Section 2.1 of the Sale Agreement.
“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds
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to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
“Scheduled Commitment Termination Date” means with respect to any Committed Purchaser, the date set forth as such below its name on Schedule VII to this Agreement or in any Assumption Agreement or other document pursuant to which such Purchaser became a party hereto.
“Scotia” means The Bank of Nova Scotia.
~~“Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation, and amending certain other European Union Directives and Regulations (the “EU Securitisation Regulation”) and in relation to the United Kingdom any laws, regulations or directions amending the EU Securitisation Regulation as it applies or will apply in the United Kingdom, as amended and in effect from time to time.~~
~~“Securitisation Regulation Requirements” means the Securitisation Regulation, together with any guidance or any technical standards published in relation thereto or to any precedent legislation by the European Banking Authority, the European Securities and Markets Authority~~, ~~the European Insurance and Occupational Pensions Authority~~, ~~the Financial Conduct Authority or the Prudential Regulation Authority (or any other applicable regulatory authority) and, in the case of any such technical standards, adopted by the European Commission, in each case as may be effective from time to time or which may be applicable pursuant to any transitional provisions of the Securitisation Regulation; provided, for the avoidance of doubt, that any reference to the Securitisation Regulation Requirements shall be deemed to include any successor or replacement provisions of the Securitisation Regulation included in any European Union directive or regulation.~~
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the product of (i) such amount multiplied by (ii) the Purchased Interest.
“Servicer” has the meaning set forth in the preamble to this Agreement.
“Servicing Fee” shall mean the fee referred to in Section 4.6 of this Agreement.
“Servicing Fee Rate” means, at any time, 1.0%.
“Settlement Date” means the 22nd day of each calendar month (or, if such day is not a Business Day, the next occurring Business Day); provided, however, if pursuant to Section 2(i)(iii) of Exhibit IV, the Servicer is required to provide Information Packages on a more frequent than monthly basis, then the “Settlement Date”, solely for purposes of amounts distributable in respect of principal pursuant to Section 1.4 in the event the
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determined by the such Purchaser’s Purchaser Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.
“Total Reserves” means, at any time the sum of: (a) the Yield Reserve, plus (b) the greater of (i) the Dilution Reserve plus the Loss Reserve and (ii) the Minimum Dilution Reserve plus the Concentration Reserve.
“Transaction Documents” means (i) this Agreement, the Lock-Box Agreements, the Lock-Box Schedule Letter Agreement, each Purchaser Group Fee Letter, the Sale Agreement, the Intercreditor Agreement, the EU/UK Risk Retention Letter and (ii) all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement or such other agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Transfer Supplement” has the respective meanings set forth in Sections 6.3(c) and 6.3(e).
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Securitisation Regulation” means Regulation (EU) 2017/2402 as it forms part of UK domestic law by operation of the EUWA, and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019, and as further amended.
“UK Securitisation Regulation Rules” means the UK Securitisation Regulation, together with (a) all applicable binding technical standards made under the UK Securitisation Regulation, (b) any EU regulatory technical standards or implementing technical standards relating to the EU Securitization Regulation (including such regulatory technical standards or implementing technical standards which are applicable pursuant to any transitional provisions of the EU Securitisation Regulation) forming part of UK domestic law by operation of the EUWA, (c) relevant guidance, policy statements or directions relating to the application of the UK Securitisation Regulation (or any binding technical standards) published by the Financial Conduct Authority and/or Prudential Regulation Authority (or their successors), (d) any guidelines relating to the application of the EU Securitisation Regulation which are applicable in the UK, (e) any other transitional, saving or other provision relevant to the UK Securitisation
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Regulation by virtue of the operation of the EUWA and (f) any other applicable laws, acts, statutory instruments, rules, guidance or policy statements published or enacted relating to the UK Securitisation Regulation, in each case, as may be amended from time to time.
“Unmatured Purchase and Sale Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Purchase and Sale Termination Event.
“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.
“Wells” means Wells Fargo Bank, National Association.
“WESCO” has the meaning set forth in the preamble to this Agreement.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yield Period” means, with respect to each Portion of Investment: (a) before the Facility Termination Date: (i) initially the period commencing on the date of the initial Purchase pursuant to Section 1.2 of this Agreement (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Settlement Date, and (ii) thereafter, each period commencing on such Settlement Date and ending on (but not including) the next Settlement Date, and (b) on and after the Facility Termination Date: such period (including a period of one day) as shall be selected from time to time by the Administrator or, in the absence of any such selection, each period of 30 days from the last day of the preceding Yield Period.
“Yield Reserve” means, on any date, an amount equal to: (a) the Aggregate Investment on such date, multiplied by (b) (i) the Yield Reserve Percentage on such date, divided by (ii) 100% minus the Yield Reserve Percentage on such date.
“Yield Reserve Percentage” means, on any date, the product of (a) 1.5, multiplied by (b) the sum of (i) the Base Rate with respect to the most recent Yield Period and (ii) the Servicing Fee Rate, multiplied by (c) a fraction (i) the numerator of which is the highest Days’ Sales Outstanding for the twelve most recent calendar months and (ii) the denominator of which is 360.
Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC
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condition that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate;
(iv)    at least thirty days (or such shorter period as agreed to in writing by the Administrator) before any change in the Seller’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;
(v)    promptly after the Seller obtains knowledge thereof, notice of any: (A) material litigation, investigation or proceeding that may exist at any time between the Seller and any Person or (B) material litigation or proceeding relating to any Transaction Document;
(vi)    promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of the Seller, or to its knowledge, the Servicer or any Originator;
(vii)    within five (5) days after the occurrence of any joinder of a Subject Originator without the consent of the Majority Purchasers (or such later date may be agreed to by the Administrator), a copy of such joinder;
(viii)    such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any Originator as the Administrator or any Purchaser Agent may from time to time reasonably request;
(ix)    any information available to the Seller or any of its Affiliates reasonably requested by the Administrator or any Purchaser in order to assist any Purchaser in complying with any of its obligations under Article 5 of the EU Securitisation Regulation or Article 5 of the UK Securitisation Regulation, as applicable, and any other due diligence provision of the EU Securitisation Regulation ~~Requirements~~Rules or the UK Securitisation Regulation Rules, as applicable, in relation to the Transaction Documents and the transactions contemplated thereby; and
(x)    solely to the extent such data is reasonably available to the Seller or any of its Affiliates without additional burden or out-of-pocket expense, information regarding the Receivables as any Purchaser may reasonably request in connection with the analysis by such Purchaser of capital treatment under the accord known as Basel II, Basel III or other regulatory capital guidelines as relates to the transactions contemplated in the Transaction Documents.
Information required to be delivered pursuant to clause (i) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports or current reports containing such information, shall have been posted by the Administrator on a SyndTrak, IntraLinks or similar site to which the Purchasers have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of Holdings. Each Purchaser shall be solely
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or used to calculate the information set forth in each Information Package delivered pursuant to Section 2(i)(iii) of Exhibit IV to this Agreement.
(q)    [Reserved].
(r)    Anti-Money Laundering/International Trade Law Compliance. The Seller will not become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use the proceeds of any Purchase or reinvestment to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay each Purchase will not be derived from any unlawful activity. The Seller shall comply with all Anti-Terrorism Laws. The Seller shall promptly notify the Administrator and each Purchaser Agent in writing upon the occurrence of a Reportable Compliance Event.
(s)    Liquidity Coverage Ratio. The Seller shall not issue any LCR Security.
(t)    Beneficial Ownership Certification. Promptly following any change that would result in a change to the status as an excluded “Legal Entity Customer” under (and as defined in) the Beneficial Ownership Regulation, the Seller shall execute and deliver to the Administrator a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Regulation. The information included in any Beneficial Ownership Certification shall be true and correct in all respects.
(u)    Additional Assistance. The Seller shall use commercially reasonable efforts to take such further action, provide such information and enter into such other agreements not otherwise provided for hereunder as may be reasonably required by the Administrator or any Purchaser in order to assist any Purchaser in complying with any of its obligations under Article 5 of the EU Securitisation Regulation or Article 5 of the UK Securitisation Regulation, as applicable, and any other due diligence provision of the EU Securitisation Regulation ~~Requirements~~Rules or the UK Securitisation Regulation Rules, as applicable, in relation to the Transaction Documents and the transactions contemplated thereby.
2. Covenants of the Servicer and WESCO. Until the Final Payout Date:
(a)    Compliance with Laws, Etc. The Servicer and, to the extent that it ceases to be the Servicer, WESCO shall comply (and shall cause each Originator to comply) in all material respects with all Applicable Laws, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.
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Receivables and each Information Package and Daily Report generated during such fiscal year then ended, and describing the results of such review and testing, and (3) during such review and testing, not discovered any deviations (other than those described in the report) from the Credit and Collection Policy, and (B) a report in a format acceptable to each Purchaser Agent to the effect that they have applied certain procedures agreed upon with the Servicer, the Administrator and each Purchaser Agent and examined certain documents and records relating to the servicing of Receivables under this Agreement, and that, based upon such agreed upon procedures, nothing has come to the attention of such auditors that caused them to believe such servicing (including without limitation, the allocation of Collections) has not been conducted in compliance with the terms and conditions set forth herein, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statement. In addition, each report shall set forth the agreed upon procedures performed (it being understood and agreed that in any year, a field audit performed by the Administrator or its agents or representatives pursuant to Section 2(f) of this Exhibit IV may, with the prior consent of the Administrator and the Majority Purchasers, satisfy the requirements of this clause (xiii));
(xiv)    not later than 30 days after the end of each month (other than months which are the last month of a calendar quarter) and within 45 days of the end of each calendar quarter, management prepared unaudited financial statements of Holdings and its consolidated Subsidiaries;
(xv)    any information available to WESCO or any of its Affiliates reasonably requested by the Administrator or any Purchaser in order to assist any Purchaser in complying with any of its obligations under Article 5 of the EU Securitisation Regulation or Article 5 of the UK Securitisation Regulation, as applicable, and any other due diligence provision of the EU Securitisation Regulation ~~Requirements~~Rules or the UK Securitisation Regulation Rules, as applicable, in relation to the Transaction Documents and the transactions contemplated thereby; and
(xvi)    solely to the extent such data is reasonably available to WESCO or any of its Affiliates without additional burden or out-of-pocket expense, information regarding the Receivables as any Purchaser may reasonably request in connection with the analysis by such Purchaser of capital treatment under the accord known as Basel II, Basel III or other regulatory capital guidelines as relates to the transactions contemplated in the Transaction Documents.
Information required to be delivered pursuant to clause (i) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports or current reports containing such information, shall have been posted by the Administrator on a SyndTrak, IntraLinks or similar site to which the Purchasers have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of Holdings. Each Purchaser shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
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(j)    Anti-Money Laundering/International Trade Law Compliance. The Servicer will not become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use the proceeds of any Purchase or reinvestment to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay each Purchase will not be derived from any unlawful activity. The Servicer shall comply with all Anti-Terrorism Laws. The Servicer shall promptly notify the Administrator and each Purchaser Agent in writing upon the occurrence of a Reportable Compliance Event.
(k)    Additional Assistance. The Servicer shall use commercially reasonable efforts to take such further action, provide such information and enter into such other agreements not otherwise provided for hereunder as may be reasonably required by the Administrator or any Purchaser in order for any Purchaser to comply with any and all applicable requirements of Article 5 of the EU Securitisation Regulation or Article 5 of the UK Securitisation Regulation and any other due diligence provision of the EU Securitisation Regulation ~~Requirements~~Rules or the UK Securitisation Regulation Rules in relation to the Transaction Documents and the transactions contemplated thereby.
3.    Separate Existence. Each of the Seller and WESCO hereby acknowledges that the Purchasers, the Purchaser Agents, the Administrator and the Liquidity Providers are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from WESCO and its Affiliates. Therefore, from and after the date hereof, each of the Seller and WESCO shall take all steps specifically required by this Agreement or reasonably required by the Administrator to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of WESCO and any other Person, and is not a division of WESCO, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and WESCO shall take such actions as shall be required in order that:
(a)    The Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;
(b)    The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;
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SCHEDULE VI
COMMITMENTS
PNC BANK, NATIONAL ASSOCIATION,
as a Committed Purchaser for PNC Bank, National Association
Commitment: $~~265,000,000~~287,083,333.32
FIFTH THIRD BANK, NATIONAL ASSOCIATION
as a Committed Purchaser for Fifth Third Bank, National Association
Commitment: $~~192,500,000~~208,541,666.67
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Committed Purchaser for Wells Fargo Bank, National Association
Commitment: $~~205,000,000~~222,083,333.33
THE BANK OF NOVA SCOTIA,
as a Committed Purchaser for Liberty Street Funding LLC
Commitment: $~~147,500,000~~159,791,666.67
THE TORONTO-DOMINION BANK,
as a Committed Purchaser for Reliant Trust
Commitment: $~~147,500,000~~159,791,666.67
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as a Committed Purchaser for Canadian Imperial Bank of Commerce, New York Branch
Commitment: $~~102,500,000~~111,041,666.67
BANK OF AMERICA, NATIONAL ASSOCIATION,
as a Committed Purchaser for Bank of America, National Association
Commitment: $~~90,000,000~~97,500,000.00
741604250 99551574            Schedule VI- 1

HSBC BANK USA, NATIONAL ASSOCIATION,
as Committed Purchaser
Commitment: $~~50,000,000~~54,166,666.67
741604250 99551574            Schedule VI- 2

SCHEDULE VII
SCHEDULED COMMITMENT TERMINATION DATE
PNC BANK, NATIONAL ASSOCIATION,
as a Committed Purchaser for PNC Bank, National Association
Scheduled Commitment Termination Date: June ~~22, 2023~~21, 2024
FIFTH THIRD BANK, NATIONAL ASSOCIATION
as a Committed Purchaser for Fifth Third Bank, National Association
Scheduled Commitment Termination Date: June ~~22, 2023~~21, 2024
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Committed Purchaser for Wells Fargo Bank, National Association
Scheduled Commitment Termination Date: June ~~22, 2023~~21, 2024
THE BANK OF NOVA SCOTIA,
as a Committed Purchaser for Liberty Street Funding LLC
Scheduled Commitment Termination Date: June ~~22, 2023~~21, 2024
THE TORONTO-DOMINION BANK,
as a Committed Purchaser for Reliant Trust
Scheduled Commitment Termination Date: June ~~22, 2023~~21, 2024
BANK OF AMERICA, NATIONAL ASSOCIATION,
as a Committed Purchaser for Bank of America, National Association
Scheduled Commitment Termination Date: June ~~22, 2023~~21, 2024
THE CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as a Committed Purchaser for Canadian Imperial Bank of Commerce, New York Branch
Scheduled Commitment Termination Date: June ~~22, 2023~~21, 2024
741604250 99551574            Schedule VII- 1

HSBC BANK USA, NATIONAL ASSOCIATION,
as Committed Purchaser
Scheduled Commitment Termination Date: June ~~22, 2023~~21, 2024
741604250 99551574            Schedule VII- 2

Annex A
[attached]
741604250 99551574            Annex A

CLOSING MEMORANDUM
THIRD AMENDMENT TO
FIFTH AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
Among
WESCO RECEIVABLES CORP.,
as Seller
WESCO DISTRIBUTION, INC.,
as Servicer
PNC BANK, NATIONAL ASSOCIATION,
as Administrator
and
the various Conduit Purchasers, Related Committed Purchasers and Purchaser Agents from time to time party thereto
For June 1, 2021 Closing

Abbreviations:

Administrator	PNC Bank, National Association
Company	WESCO Receivables Corp.
Committed Purchasers	PNC, Wells Fargo Bank, N.A.; Fifth Third Bank; The Bank of Nova Scotia; The Toronto-Dominion Bank; Bank of America; N.A.; Canadian Imperial Bank of Commerce, New York Branch, and HSBC Bank USA, National Association
Conduit Purchasers	Liberty Street Funding LLC and Reliant Trust
JD	Jones Day, as counsel to the Servicer and the Company
Lock-Box Banks	To be determined
MB	Mayer Brown LLP
Originators	Accu-Tech Corporation, a Georgia Corporation; Anixter Inc., a Delaware corporation; Anixter Power Solutions Inc., a Michigan Corporation; Atlanta Electrical Distributors, LLC; Calvert Wire & Cable Corporation; Carlton-Bates Company; Communications Supply Corporation; Conney Safety Products, LLC; Hi-Line Utility Supply Company, LLC; Hill Country Electric Supply, L.P.; Liberty Wire & Cable, Inc.; Needham Electric Supply, LLC; TVC Communications, L.L.C.; WESCO Distribution, Inc.; Wesco Integrated Supply, Inc. and WESCO Services, LLC
PNC	PNC Bank, National Association
Purchaser Agents	PNC, Wells Fargo Bank, N.A.; Fifth Third Bank; The Bank of Nova Scotia; The Toronto-Dominion Bank; Bank of America; N.A.; Canadian Imperial Bank of Commerce, New York Branch, and HSBC Securities (USA) Inc.
Purchasers	Conduit Purchasers and Committed Purchasers
Servicer	WESCO Distribution, Inc.

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Document
A. MAIN DOCUMENTS
1. 3rd Amendment to Fifth Amended and Restated Receivables Purchase Agreement (the “RPA”) Exhibit A to 3rd Amendment to RPA
2. Ninth Amended and Restated Purchaser Group Fee Letter
3. Amended and Restated EU/UK Risk Retention Letter
4. Fourteenth Amendment to PNC Lock-Box Agreement
5. Eleventh Amendment to Lock-Box Schedule Letter Agreement
B. DOCUMENTATION AS TO AUTHORITY, INCUMBENCY AND OTHER MATTERS
6. Secretary’s Certificate of Servicer as to: a. Resolutions of Board of Directors b. Certificate of Incorporation c. By-laws d. Incumbency and signature
7. Secretary’s Certificate of Company as to: a. Resolutions of Board of Directors b. Certificate of Incorporation c. By-laws d. Incumbency and signature
8. Good Standing Certificate for the Servicer from the Secretary of State of the State of Delaware
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9. Good Standing Certificate for the Company from the Secretary of State of the State of Delaware
C. LEGAL OPINION
10. Opinion of Counsel to Servicer and Company Re: General Corporate and Enforceability matters
D. MISCELLANEOUS
11. Payment of fees

741604250 99551574    3